Syneron Medical to Announce Second Quarter Financial Results on August 4, 2005

YOKNEAM, ISRAEL -- 07/21/05 -- Syneron Medical Ltd. (NASDAQ: ELOS), an innovator in the development, marketing and sales of ELOS™ combined-energy medical aesthetic devices, today announced that it will release its second quarter financial results for the period ending June 30, 2005 on Thursday, August 4, 2005, before market opening.  The earnings release will be available on Syneron's website at www.syneron.com.

Syneron management will host a conference call and live webcast on the same day to discuss the results and Syneron's business strategy. The conference call will be held at 10:00am (ET). A Question & Answer session will follow this discussion.

Investors and other interested parties may access a live webcast through Syneron's web site at www.syneron.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Following the conclusion of the call, a replay of the webcast will be available within 24 hours at the Company’s web site.

About Syneron

Syneron Medical Ltd. (NASDAQ: ELOS) manufactures and distributes medical aesthetic devices that are powered by the proprietary, patented ELOS combined-energy technology of Bi-Polar Radio Frequency and Light. The Company's innovative ELOS technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world, including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

Syneron, the Syneron logo, and ELOS are trademarks of Syneron Medical Ltd. and may be registered in certain jurisdictions. ELOS (Electro-Optical Synergy) is a proprietary technology of Syneron Medical. All other names are the property of their respective owners.

For more information, please contact:

Judith Kleinman, VP Investor Relations

+972 4909 6282

ir@syneron.com